Exhibit 10.1
THE LUBRIZOL CORPORATION
FINANCIAL PLANNING PROGRAM
Introduction
     The Board of Directors (“the Board”) of The Lubrizol Corporation (“the Company”) wishes to assist certain key employees by alleviating the burden associated with personal financial, tax, and estate planning matters, as they focus on Lubrizol business. The Company will assist such employees by encouraging them to seek professional assistance for such matters. To further such purpose, The Lubrizol Corporation Financial Planning Program (“the Program”) has been designed to pay for such financial planning. Accordingly, the Program is hereby adopted by the Company as hereinafter set forth.
Applicability of the Program
Eligibility
     The Organization and Compensation Committee of the Board (“the Committee”) may approve monetary sums (“Awards”) to be paid as reimbursement for amounts expended by Key Employees for Covered Professional Services or as payments by the Company to firms selected to provide Covered Professional Services (“Preferred Providers”). “Key Employees” shall mean those employees of the Company, or its subsidiaries, so designated by the Committee. A Key Employee will be notified by letter from the Company of the approval of an Award.
Frequency and Amount of Awards
     The Committee may approve Awards on an annual basis and in such amounts as it deems appropriate.
Election
     After the Committee approves Awards, the Key Employee shall elect between reimbursement for expenditures or using a Preferred Provider. If the Key Employee elects to use a Preferred Provider, such Key Employee shall notify the Chief Financial Officer of the election. The Key Employee may change the election for a given year only if the Key Employee has not incurred Covered Professional Services for the fiscal year and notifies the Chief Financial Officer of the change. Persons who first become Key Employees after September 27, 1999, are not eligible for reimbursement for expenditures and may only use a Preferred Provider under this Program. Notwithstanding the foregoing, with respect to persons who first become Key Employees on or after March 24, 2003, the Committee shall determine the type of Award (reimbursement for expenditures or Preferred Provider) for which the person is eligible.
Reimbursement for Expenditures
     A Key Employee must receive prior approval from the Chief Financial Officer before incurring Covered Professional Services. Notwithstanding the fact that an Award to a Key Employee has been approved by the Committee, such Key Employee will not receive as a reimbursement all, or any part, of such Award until the Key Employee presents evidence to the

Company’s Chief Financial Officer to the effect that such Key Employee has made expenditures for Covered Professional Services. If the Key Employee elects reimbursement of expenditures, the Award, or any part thereof, can be used by the Key Employee during the fiscal year (beginning May 1st) in which the Award is made, or in any of the succeeding two fiscal years.
Preferred Provider
     If the Key Employee chooses to use a Preferred Provider for a given fiscal year, such Key Employee may use carryovers of any previous Awards during that fiscal year. If the Key Employee fails to use the Preferred Provider during the year after having so elected, there will be no carryover of that year’s Award to a succeeding year.
Covered Professional Services
     Covered Professional Services shall include:
•	Professional services for financial planning, including retirement, estate and insurance planning. The foregoing shall include professional services for the preparation of wills and trusts.

•	Professional services for the management of assets, or for record keeping with respect to assets. (The types of services contemplated are those normally provided by a trust department or a brokerage firm.)

•	Professional services for tax planning, including services for income, gift and estate planning, and audits. (Payments for services provided in connection with the handling of tax controversies will not be made.)

•	Professional services for tax return preparation for the Key Employee, the Key Employee’s spouse, and for those dependent children of the Key Employee.
Termination of Employee
     An Award, or any part thereof, that has not been used prior to the voluntary or involuntary termination of employment of the Key Employee shall lapse. Notwithstanding the preceding sentence, a Key Employee may use an Award subsequent to termination of employment if such termination is a result of retirement provided that Covered Professional Services are incurred and submitted for reimbursement, if applicable, by the Key Employee within one year subsequent to the Key Employee’s retirement date, and a Key Employee’s family or personal representative may use an Award subsequent to the Key Employee’s death provided that Covered Professional Services are incurred and submitted for reimbursement, if applicable, within one year after death.
Miscellaneous
     The Company will gross up any Award used under the Program. The Company may withhold from any Award payable under the Program or from the Key Employee’s salary ( in the case of use of a Preferred Provider), all federal, state, city or other taxes as shall be required pursuant to any law or government regulation or ruling.
Amendment and Termination
     The Program may be terminated or amended in any respect by the Company.